Exhibit 23.1

SFAI MALAYSIA PLT

202206000021 (LLP0031758-LCA) & AF 002216

Chartered Accountants

Block C2-G,

Ground Floor, Setiawalk,

Persiaran Wawasan,

47160 Puchong,

Selangor, Malaysia.

Tel: 603 – 7802 9000

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Bio Green Med Solution, Inc. of our report dated March 30, 2026 relating to the consolidated financial statements of Bio Green Med Solution, Inc.’s and its subsidiaries’ appearing in the Annual Report on Form 10-K of Bio Green Med Solution, Inc. for the year ended December 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ SFAI MALAYSIA PLT

(PCAOB No. 7167)

Malaysia

October 23, 2026